UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☒	CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2)

DEUTSCHE BANK TRUST COMPANY AMERICAS

(formerly BANKERS TRUST COMPANY)

(Exact name of trustee as specified in its charter)

NEW YORK	13-4941247
(Jurisdiction of Incorporation or organization if not a U.S. national bank)	(I.R.S. Employer Identification no.)

60 WALL STREET NEW YORK, NEW YORK	10005
(Address of principal executive offices)	(Zip Code)

Deutsche Bank Trust Company Americas

Attention: Catherine Wang

Legal Department

60 Wall Street, 36th Floor

New York, New York 10005

(212) 250 – 7544

(Name, address and telephone number of agent for service)

RENAISSANCERE FINANCE INC.

(Exact name of obligor as specified in its charter)

Delaware	68-0650983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Renre North America Holdings Inc. 3200 Atlantic Avenue Suite 114 Raleigh, North Carolina	27604
(Address of principal executive offices)	(Zip code)

RENAISSANCERE HOLDINGS LTD.

(Exact name of obligor as specified in its charter)

Bermuda	98-0141974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda
(Address of principal executive offices)	(Zip code)

Senior Debt Securities

(Title of the Indenture securities)

Item 1. General Information.

Furnish the following information as to the trustee.

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Federal Reserve Bank (2nd District)	New York, NY
Federal Deposit Insurance Corporation	Washington, D.C.
New York State Banking Department	Albany, NY

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2. Affiliations with Obligor.

If the obligor is an affiliate of the Trustee, describe each such affiliation.

None.

Item 3. -15. Not Applicable

Item 16. List of Exhibits.

Exhibit 1 -	Restated Organization Certificate of Bankers Trust Company dated August 6, 1998, Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated September 16, 1998, Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated December 16, 1998, Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated September 3, 1999, and Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated February 27, 2002, incorporated herein by reference to Exhibit 1 filed with Form T-1 Statement, Registration No. 333-201810.

Exhibit 2 -	Certificate of Authority to commence business, incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement, Registration No. 333-201810.

Exhibit 3 -	Authorization of the Trustee to exercise corporate trust powers, incorporated herein by reference to Exhibit 3 filed with Form T-1 Statement, Registration No. 333-201810.

Exhibit 4 -	Existing By-Laws of Deutsche Bank Trust Company Americas, as amended on July 24, 2014, incorporated herein by reference to Exhibit 4 filed with Form T-1 Statement, Registration No. 333-201810.

Exhibit 5 -	Not applicable.

Exhibit 6 -	Consent of Bankers Trust Company required by Section 321(b) of the Act, incorporated herein by reference to Exhibit 6 filed with Form T-1 Statement, Registration No. 333-201810.

Exhibit 7 -	A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

Exhibit 8 -	Not Applicable.

Exhibit 9 -	Not Applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Deutsche Bank Trust Company Americas, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on this 17th day of March, 2015.

DEUTSCHE BANK TRUST COMPANY AMERICAS

/s/ Carol Ng
By:	Name: Carol Ng Title: Vice President